Exhibit 99.1

MAX RE CAPITAL LTD. ANNOUNCES RECEIPT OF NASDAQ STAFF DETERMINATION

Hamilton, Bermuda, May 19, 2006. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today that it received a Nasdaq Staff Determination on May 16, 2006 indicating that, due to the Company’s failure to file its Form 10-Q for the period ended March 31, 2006 on a timely basis, the Company fails to comply with the filing requirements for continued listing set forth in Marketplace Rule 4320(e)(12), and its securities are, therefore, subject to delisting from the Nasdaq National Market. The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company was not able to file its quarterly report on Form 10-Q for the period ended March 31, 2006 by May 10, 2006, the prescribed due date, because the Audit and Risk Management Committee of its Board of Directors had not yet completed its review of three finite risk retrocessional contracts written in 2001 and 2003, which review was previously announced on March 24, 2006 and updated on May 1, 2006. The Company intends to file the Form 10-Q as soon as reasonably practicable and, although there can be no assurances, expects that it will file the Form 10-Q in June 2006.

As a result of the review, the Company anticipates, but has not yet determined, that it will restate its financial statements for the years ended December 31, 2001 through 2005. The Company currently believes that the cumulative effect to retained earnings at December 31, 2005 of any such restatement would be a reduction of not more than approximately $25 million. If the Company were to determine that a restatement of its financial statements is warranted, the previously published financial statements for the periods to be restated could not be relied upon.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the final conclusion of the Audit and Risk Management Committee’s investigation could result in a restatement of the Company’s financial statements for the years ending December 31, 2001 through 2005 and the risk that the Securities and Exchange Commission may take a different view than that taken by the Audit and Risk Management Committee. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes

Executive Vice President & CFO

441-296-8800

keithh@maxre.bm

N. James Tees

Senior Vice President & Treasurer

441-296-8800

jimt@maxre.bm